EXHIBIT 99.1

N E W S R E L E A SE
One American Row PO Box 5056 Hartford CT 06102-5056 www.phoenixwm.com

Contacts:
Media Relations Alice Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Fourth Quarter and Full Year 2008 Results

Hartford, Conn., February 27, 2009 – The Phoenix Companies, Inc. (NYSE: PNX) today reported a net loss of $424.3 million, or $3.71 per share, for the fourth quarter of 2008.  Adjusted operating income was $11.0 million, or $0.10 per share.

Adjusted operating income is not a GAAP measure, but management believes that it provides investors with additional insight on the company’s underlying operating performance in the fourth quarter. It excludes the following items:

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$193.2 million in discontinued operations losses, primarily attributable to a non-cash impairment charge related to goodwill

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$142.5 million of deferred acquisition cost (DAC) charges

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$95.5 million in net realized investment losses

•

$4.1 million of transaction related and severance costs

For the full year 2008, the company reported a net loss of $772.0 million, or $6.75 per share.  Full year adjusted operating income was $57.8 million, or $0.51 per share.

Adjusted operating income for the full year excludes the fourth quarter items noted above, plus $17 million in proxy contest, spin-off and severance expenses in the first three quarters.  It also excludes $533.4 million of discontinued operations losses, largely driven by non-cash impairment charges related to goodwill and other intangibles as well as tax valuation allowances in the asset management business.

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The Phoenix Companies, Inc. … 2

“Our headline loss reflects a brutal economy in which all businesses have had to operate in uncharted territory.  The volatile markets affected many aspects of our business, particularly our decisions on DAC and charges connected with the Virtus spin-off,” said Dona D. Young, chairman, president and chief executive officer.

“Yet, once the complexities of these various parts are peeled back, you can see a solid financial foundation in several key metrics:

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Our adjusted operating income was $11.0 million in the fourth quarter and $57.8 million for the full year.  The estimated impact of the fourth quarter markets and investment income declines was $11.4 million.

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Our capital position remained strong and was relatively unchanged from the third quarter.

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Our debt to capital ratio remains low at about 22 percent.  During 2008, we paid down or repurchased approximately $170 million in outstanding debt and have no maturities until 2032.

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Our balance sheet is significantly better quality after we reduced the level of goodwill and intangibles in 2008 to less than 5 percent of stockholders’ equity from more than 30 percent.

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Our investment portfolio remains well constructed despite elevated levels of realized and unrealized losses.

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Our insurance fundamentals – mortality and persistency – remained consistent with our expectations, a result of a well-underwritten book of business.

“While the Virtus spin-off is now behind us, the economic and market challenges remain.  But we start 2009 better prepared as a direct result of our 2008 initiatives, including the spin-off and our work to maintain capital and liquidity and reduce expenses.  We are further addressing the economic realities with decisive actions to retain financial strength and pursue new market opportunities,” Mrs. Young said.

She added, “All of our actions are focused on preserving value for shareholders and delivering the financial security our customers expect.”

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The Phoenix Companies, Inc. … 3

Mrs. Young said the company is pursuing a number of steps to achieve its goals, including:

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Capital Preservation – With the completion of the spin-off of Virtus Investment Partners and its associated intangible assets, Phoenix is committed to growing tangible book value.  Phoenix will eliminate its annual shareholder dividend in 2009.  The company also will review its pricing and capital requirements of its products.  In addition, the company is also taking extra steps to maintain its high persistency rate, including redoubling its efforts to provide a high level of service to existing policyholders and customers.

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Liquidity and Financial Flexibility – Phoenix will continue to maintain a highly liquid portfolio and an additional cushion of cash and short-term securities at double historical levels.  The company also will seek to retain its option to participate in the U.S. Treasury’s Troubled Asset Relief Program (TARP) if it is available to life insurance companies and advantageous to the company’s stakeholders.

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Expense Reduction – Phoenix has identified a series of actions that are expected to further reduce annualized controllable expenses, before deferrals, by approximately $65 million, with expected transition costs of about $15 million to be incurred during 2009. The actions include an approximately 25 percent reduction in staff, or more than 250 positions, over the next two to six months, which will be made in concert with the strategic repositioning of the company.

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Strategic Repositioning – Phoenix will begin building its future business by leveraging existing manufacturing strengths and partnering capabilities in ways that will be less capital intensive and ratings sensitive.  The company has developed a three-pronged strategy that shifts the focus of new business development to private labeling, expanding alternative retirement product offerings, and developing new distribution channels for core product offerings.  Corresponding initiatives to preserve capital, maintain liquidity and financial flexibility, and reduce expenses in 2009 will support this new orientation as well as the company’s commitments to existing customers, including participating policyholders in the closed block.

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The Phoenix Companies, Inc. … 4

2008 FINANCIAL HIGHLIGHTS

Earnings Summary ($ in millions)	Fourth Quarter 2008	Fourth Quarter 2007	Full Year 2008	Full Year 2007

Net Income (Loss)	$(424.3)	$3.1	$(772.0)	$117.6

Realized Gains and CDO Earnings (Losses)	(95.5)	(19.8)	(138.8)	(7.4)
Discontinued Operations (1)	(193.2)	4.2	(533.4)	1.1
Operating Income (Loss) After Taxes (2)	$(135.6)	$18.7	$(99.8)	$123.9
Fourth Quarter 2008 DAC Charges (3)	(142.5)	-	(142.5)	-
Transaction Related Expenses (4)	(4.1)	-	(15.1)	-
Total Adjustments	(146.6)	-	(157.6)	-

Adjusted Operating Income (2)	$11.0	$18.7	$57.8	$123.9

Earnings Per Share Summary
Net Income Per Share
Basic	$(3.71)	$0.03	$(6.75)	$1.03
Diluted	$(3.71)	$0.03	$(6.75)	$1.01
Adjusted Operating income Per Share
Basic	$0.10	$0.16	$0.51	$1.09
Diluted	$0.10	$0.16	$0.51	$1.07
Weighted Average Shares Outstanding (in millions)
Basic	114.4	114.2	114.4	114.1
Diluted	114.4	115.8	114.4	116.0

(1)

Following the spin-off of Virtus Investment Partners, Inc. on December 31, 2008, results from that business moved to Discontinued Operations.

(2)

Operating income (loss), as well as components of and financial measures derived from, operating income (loss), including adjusted operating income, are non-GAAP financial measures.  Adjusted operating income should not be confused with operating income (loss).

Operating income, and components of and measures derived from operating income, including adjusted operating income, are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in our operations.

Operating income (loss) represents income (loss) from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.

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Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

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Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.

Adjusted operating income represents operating income (loss), adjusted for fourth quarter 2008 deferred acquisition cost (“DAC”) charges and applicable 2008 transaction related expenses. For fourth quarter and full year 2008, we believe adjusted operating income provides investors with additional insight into the underlying trends in our operations in light of the extraordinary market conditions and fundamental changes in our business experienced in 2008.

(3)

Fourth quarter 2008 DAC charges include those charges related to (a) unlocking of future assumptions and accelerated amortization due to the decline in markets; (b) unlocking due to other assumption changes; and (c) write-offs related to a reinsurance transaction concluded in the quarter.  Fourth quarter 2008 DAC charges are excluded from adjusted operating income because we believe that the magnitude of these charges is largely reflective of the extraordinary market conditions in the fourth quarter of 2008.

(4)

Transaction related expenses include expenses associated with our proxy and spin-off of our asset management business in the applicable 2008 financial period, including severance.  Transaction related expenses are excluded from adjusted operating income because we believe that they are reflective only of the extraordinary transactions and proxy-related activities we completed in 2008 and are not representative of our future operations.

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The Phoenix Companies, Inc. … 5

YEAR END 2008 STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

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Statutory net gain from operations was $32.7 million in the fourth quarter of 2008, compared with $28.4 million in the prior-year period.  Full year 2008 statutory net gain from operations was $53.4 million, compared with $115.2 million in 2007.  The decline partly reflects an inter-company reinsurance treaty completed in the third quarter.  Excluding the treaty, full year statutory net gain from operations was $95.3 million.

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Statutory surplus and asset valuation reserve was $853.3 million at December 31, 2008, compared with $1,040.7 million at December 31, 2007.  The year-over-year decline mainly reflects the effect of the financial markets on annuity reserves, lower investment income, higher realized losses and dividends paid to the parent company.  Statutory surplus and asset valuation reserve grew 2 percent from September 30.

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At year end 2008, Phoenix Life Insurance Company’s risk-based capital ratio (RBC) was 338 percent.  PHL Variable Life Insurance Company, Phoenix’s other primary life insurance subsidiary, had an RBC of 481 percent.

INVESTMENT GAINS AND LOSSES

The company had net realized investment losses after offsets of $94.3 million in the fourth quarter of 2008, compared with $20.3 million in net realized investment losses in the prior-year period.  Realized losses were higher, primarily due to increased impairments taken in 2008.

Net unrealized losses increased by $658.3 million during the quarter to $1,645.2 million at December 31, 2008.  The prices of fixed income securities declined due to significant spread widening in the credit markets.  At year end, 82 percent of the unrealized loss was concentrated in investment-grade debt, and the company expects securities with unrealized losses will continue to pay their contractual principal and interest.

Gross credit impairments in the fourth quarter were $137.7 million, compared with $31.0 million in the prior-year period.  Net credit impairments after offsets for taxes, deferred acquisition costs and policyholder dividend obligation were $47.0 million in the fourth quarter of 2008, compared with $20.0 million in the prior-year period.  The impairments in the current quarter came from a combination of corporate and mortgage-backed securities.

BALANCE SHEET STRENGTH AND LIQUIDITY

Phoenix remains well capitalized, with strong liquidity.  In light of the environment, the company increased its liquidity position in 2008 to $1.1 billion in cash, short-term investments, Treasuries and government-guaranteed, agency mortgage-backed securities, which is 10 percent of the fixed income portfolio versus a historical liquidity position of about 5 percent.

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The Phoenix Companies, Inc. … 6

Debt-to-capital remains relatively low at 22 percent.  Over the course of 2008, Phoenix reduced total outstanding debt by approximately $170 million.  The company has no debt maturities until 2032.

Following the spin-off of Virtus, goodwill and intangibles are less than 5 percent of stockholders’ equity compared with more than 30 percent a year ago.

The company has a stable liability profile, with no material exposure to guaranteed investment contracts (GICs) or institutional funding agreements, no securities lending activities and strong persistency in its core business lines.

($ in millions)	December 31, 2008	December 31, 2007	Change
Total Assets	$25,768.8	$30,418.3	$(4,649.5)
Indebtedness	$458.0	$627.7	$(169.7)
Total Stockholders’ Equity	$865.0	$2,279.0	$(1,414.0)
Total Stockholders’ Equity excluding FAS 115 other accumulated OCI and FIN 46-R	$1,619.7	$2,470.0	$(850.3)

Holding Company Cash and Securities	$62.7	$171.1	$(108.4)

Debt to Total Capitalization (1)	22.0%	20.3%	1.7%
Intangibles to Stockholders’ Equity (1)	3.4%	30.4%	(27.0)%

(1)

Based on Total Stockholders’ Equity, excluding FAS 115 other accumulated OCI and FIN 46-R

SALES HIGHLIGHTS

($ in millions)	Fourth Quarter 2008	Fourth Quarter 2007	December 31,
			2008	2007
Life Insurance Sales (Annualized)	$40.3	$140.7	$278.2	$352.3
Total Private Placement Deposits (Life Insurance and Annuity)	$46.0	$178.3	$302.7	$458.9
Annuity Deposits (1)	$123.0	$196.4	$622.5	$627.0
Annuity Net Flows (1)	$1.8	$47.2	$111.3	$17.8

(1)

Excludes private placement and discontinued products.

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Annualized premium of $40.3 million in the fourth quarter declined from a record $140.7 million in the prior-year period.  Total life insurance sales (annualized and single premium) of $61.4 million compares with $169.5 million in the prior year period.  While policy counts increased in both the third and fourth quarters and, combined, were 10 percent higher than in the first half of 2008, premiums were lower because of a drop in sales of very large policies.  This decline reflects the slowdown in the economy, which affected the high end of the life insurance market more significantly.  The average face amount sold for the fourth quarter dropped below $1 million for the first time since 2004, although it is still roughly triple the industry average.

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The Phoenix Companies, Inc. … 7

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Annualized premium for the full year 2008 of $278.2 million compares with $352.3 million in 2007.  Total life insurance sales for the full year 2008 of $341.7 million compares with $425.3 million in 2007.

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Gross life insurance in-force at December 31, 2008, excluding private placements, rose 6 percent year over year, driven by 22 percent growth in universal life insurance in-force.

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Annuity deposits of $123.0 million in the fourth quarter 2008 compares with $196.4 million in the fourth quarter of 2007, reflecting consumer reluctance to participate in products tied to the equity markets.

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Annuity deposits of $622.5 million for the full year 2008 compares with $627.0 million in 2007.

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The company had $1.8 million in annuity net flows in the quarter and $111.3 million for the full year.  Total annuity funds under management declined 25 percent year over year, reflecting adverse market conditions.

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Life insurance sales and annuity deposits exclude private placement deposits.  Total private placement life and annuity deposits were $46.0 million in the fourth quarter of 2008, compared with $178.3 million in the prior-year period.  For the full year 2008, private placement deposits totaled $302.7 million, compared with $458.9 million in 2007.  Deposits from private placement sales can vary widely because they involve fewer, but significantly larger, cases.

KEY DEVELOPMENTS

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Phoenix completed the spin-off of its asset management subsidiary, Virtus Investment Partners, Inc., with the distribution of Virtus stock to shareholders on December 31, 2008.  The company expects the spin-off to continue to produce benefits to shareholders, including clarifying the company’s focus, enhancing the quality of the balance sheet and reducing earnings volatility.

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Also on December 31, 2008, Phoenix announced that it had entered into a reinsurance agreement with Reassure America Life Insurance Company, a subsidiary of Swiss Re, for a group of in-force term life insurance policies.

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Phoenix achieved approximately $17 million in operational improvements and expense reductions in 2008, after severance and deferrals, against the $15 to $20 million goal set at the beginning of the year.  The savings included a reduction of 160 positions, or about 13 percent of the employee base, and will produce ongoing savings of at least $35 million beginning in 2009.

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The Phoenix Companies, Inc. … 8

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today at 10 a.m. Eastern time to discuss with the investment community Phoenix’s fourth quarter 2008 financial results.  The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section.  The call can also be accessed by telephone at 973-935-8512 (conference ID #81097108).  A replay of the call will be available through March 13, 2009 by telephone at 706-645-9291 (pin code #81097108) and on Phoenix’s Web site, www.phoenixwm.com in the Investor Relations section.

ABOUT PHOENIX

With a history dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps its customers find straightforward solutions to often highly complex personal financial and business planning needs through life insurance and annuities.  Phoenix’s products are available through a wide variety of third-party financial professionals and intermediaries, supported by the company’s wholesalers and financial planning specialists.  In 2008, Phoenix had annual revenues of $2.0 billion and total assets of $25.8 billion.  More detailed financial information can be found in Phoenix’s financial supplement for the fourth quarter of 2008, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

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The Phoenix Companies, Inc. … 9

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties.  We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements.  These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,”  “expect,” “intend,” “may,” “should” and other similar expressions.  Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company.  They are not guarantees of future performance.  Our actual business, financial condition and results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others:  (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the effect of continuing adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) downgrades in our debt or financial strength ratings; (viii) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our pricing expectations; (ix) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (x) our dependence on non-affiliated distributors for our product sales; (xi) our dependence on third parties to maintain critical business and administrative functions; (xii) our ability to attract and retain key personnel in a competitive environment; (xiii) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xiv) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xv) the potential need to fund deficiencies in our Closed Block; (xvi) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvii) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market conditions generally or our business, financial condition and results of operations specifically (xviii) other legislative or regulatory developments; (xix) legal or regulatory actions; (xx) changes in accounting standards; (xxi) the potential effects of the spin-off of our former asset management subsidiary; and (xxii) other risks and uncertainties described herein or in any of our filings with the SEC.  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Phoenix Companies, Inc. … 10

Financial Highlights

Three and Twelve Months Ended December 31, 2008 and 2007

(Unaudited)

Income Statement Summary	Three Months		Twelve Months
($ in millions)	2008	2007	2008	2007
Revenues	$399.7	$588.5	$2,008.3	$2,367.5
Operating Income (Loss) (1)	$(135.6)	$18.7	$(99.8)	$123.9
Net Income (Loss)	$(424.3)	$3.1	$(772.0)	$117.6

Earnings Per Share
Weighted Average Shares Outstanding (in thousands)
Basic	114,416	114,243	114,382	114,091
Diluted	114,416	115,842	114,382	115,989
Operating Income (Loss) Per Share (1)
Basic	$(1.19)	$0.16	$(0.87)	$1.09
Diluted	$(1.19)	$0.16	$(0.87)	$1.07
Net Income (Loss) Per Share
Basic	$(3.71)	$0.03	$(6.75)	$1.03
Diluted	$(3.71)	$0.03	$(6.75)	$1.01

Balance Sheet Summary	December	December
($ in millions, except share and per share data)	2008	2007
Invested Assets (2)	$13,674.8	$15,764.5
Separate Account Assets	$7,930.2	$10,820.3
Total Assets	$25,768.8	$30,418.3
Indebtedness	$458.0	$627.7
Total Stockholders’ Equity	$865.0	$2,279.0
Common Shares outstanding (in thousands)	114,417	114,291
Book Value Per Share	$7.56	$19.94
Book Value Per Share, excluding Accumulated OCI and FIN 46-R	$14.16	$21.61

(1)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures such as operating income (loss), as well as components of and financial measures derived from operating income (loss), including adjusted operating income, in evaluating our financial performance. Net Income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance. Investors should note that our calculation of these measures may differ from similar measures used by other companies.  For additional information, please see our financial supplement on the investor relations page at www.phoenixwm.com

Operating income, and components of and measures derived from operating income, including adjusted operating income, are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in our operations.  For fourth quarter and full year 2008, we believe adjusted operating income provides investors with additional insight into the underlying trends in our operations in light of the extraordinary market conditions and fundamental changes in our business experienced in 2008.  Adjusted operating income should not be confused with operating income.

Operating income (loss) represents income (loss) from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.

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Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

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Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.

(2)

Invested assets equals total investments plus cash and equivalents less debt and equity securities pledged as collateral.

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The Phoenix Companies, Inc. … 11

Consolidated Balance Sheet

December 31, 2008 (Unaudited and Preliminary) and December 31, 2007

($ in millions, except share data)

	December 31,	December 31,
	2008	2007
ASSETS:
Available-for-sale debt securities, at fair value	$9,831.0	$11,970.0
Available-for-sale equity securities, at fair value	25.2	191.8
Venture capital partnerships, at equity in net assets	200.8	173.7
Policy loans, at unpaid principal balances	2,535.7	2,380.5
Other investments	616.9	507.3
Fair value option investments	84.1	--
	13,293.7	15,223.3
Available-for-sale debt and equity securities pledged as collateral, at fair value	148.0	219.1
Total investments	13,441.7	15,442.4
Cash and cash equivalents	381.1	541.2
Accrued investment income	203.4	209.6
Receivables	411.5	321.4
Deferred policy acquisition costs	2,731.4	2,089.9
Deferred income taxes	456.7	53.9
Goodwill	30.1	30.1
Other assets	182.7	909.5
Separate account assets	7,930.2	10,820.3
Total assets	$25,768.8	$30,418.3

LIABILITIES:
Policy liabilities and accruals	$14,008.8	$14,002.4
Policyholder deposit funds	1,616.6	1,808.9
Indebtedness	458.0	627.7
Other liabilities	645.0	562.1
Non-recourse collateralized obligations	245.2	317.9
Separate account liabilities	7,930.2	10,820.3
Total liabilities	24,903.8	28,139.3

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 126.7 million and 125.6 million shares issued	1.3	1.3
Additional paid-in capital	2,626.4	2,616.1
Accumulated deficit	(885.5)	(20.7)
Accumulated other comprehensive loss	(697.7)	(138.2)
Treasury stock, at cost: 12.3 million and 11.3 million shares	(179.5)	(179.5)
Total stockholders’ equity	865.0	2,279.0
Total liabilities and stockholders’ equity	$25,768.8	$30,418.3

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The Phoenix Companies, Inc. … 12

Consolidated Statement of Income (Unaudited)

Three and Twelve Months Ended December 31, 2008 and 2007

($ in millions)

	Three Months		Twelve Months
	2008	2007	2008	2007
REVENUES:
Premiums	$199.2	$213.0	$765.9	$798.3
Insurance, investment management and product fees	161.0	148.2	622.6	516.4
Net investment income	203.4	259.5	915.6	1,058.8
Net realized investment gains (losses)	(163.9)	(32.2)	(295.8)	(6.0)
Total revenues	399.7	588.5	2,008.3	2,367.5

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	371.5	342.5	1,370.9	1,318.5
Policyholder dividends	4.4	87.8	207.5	380.0
Policy acquisition cost amortization	245.4	60.9	409.0	193.0
Interest expense on indebtedness	8.9	11.6	36.7	44.2
Interest expense on non-recourse collateralized obligations	1.1	3.4	11.8	15.4
Other operating expenses	56.5	74.2	263.7	277.9
Total benefits and expenses	687.8	580.4	2,299.6	2,229.0

Income (loss) before income taxes	(288.1)	8.1	(291.3)	138.5
Income tax (expense) benefit	56.9	(9.2)	52.7	(21.9)
Income (loss) from continuing operations	(231.2)	(1.1)	(238.6)	116.6
Income (loss) from discontinued operations, net of income taxes	(193.1)	4.2	(533.4)	1.0
Net income (loss)	$(424.3)	$3.1	$(772.0)	$117.6

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